Exhibit 99.2

MURRAY R. GARNICK, EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL, ANNOUNCES DECISION TO RETIRE

RICHMOND, Va. - February 1, 2024 - (NYSE: MO) Murray R. Garnick, Executive Vice President & General Counsel of Altria Group, Inc. (Altria), has notified the company of his decision to retire effective April 1, 2024. Murray’s distinguished career spanned nearly 40 years in support of Altria and its family of companies. He joined Altria Client Services LLC (ALCS) in 2008 as Senior Vice President & Associate General Counsel after more than two decades representing Altria and its subsidiaries in litigation matters as a partner at the law firm of Arnold & Porter LLP.

“Under Murray’s guidance, we have successfully managed significant litigation challenges and established Altria as a leading advocate for tobacco harm reduction policies in the U.S.,” said Billy Gifford, Altria’s Chief Executive Officer. “In addition to Murray’s significant individual contributions, his passion for developing world-class legal and regulatory talent has contributed tremendously to Altria’s success. I am grateful for his many contributions, and I wish him the best in retirement.”

Robert (Bob) A. McCarter will become Altria’s Executive Vice President & General Counsel effective April 1, 2024. Currently Bob serves as Senior Vice President & Associate General Counsel, ALCS, where he supervises the management of tobacco, health and other litigation. Bob joined Altria in 2015 following 18 years in private practice representing Altria and its subsidiaries in litigation matters.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), currently the only e-vapor
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manufacturer to receive market authorizations from the U.S. Food and Drug Administration (FDA) for a pod-based e-vapor product.

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products and, through a separate agreement, we have the exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks® through April 2024.

Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

Source: Altria Group, Inc.

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